December 28, 1993



Mr. H. Thompson Smith
6ll0 Covey Lane
Tyler, TX  75703

Dear Tom:

    This letter agreement sets forth your arrangements and agreements with American Standard Inc. (the "Company") and its affiliates, including ASI Holding Corporation ("Holding"), concerning the termination of your employment and your retirement.

    1. You have resigned as an officer and director of the Company, Holding and any of their affiliates of which you are an officer and/or director, and your employment with all of them shall terminate on December 31, 1993. You hereby confirm that all such resignations are voluntary on your part and are not for "Good Reason" within the meaning of any plan or program in which you are a participant including (without limitation) the Company's Long-Term Incentive Compensation Plan (the "Long-Term Plan") and its Severance Plan for Executive Officers.

    2. On or before March 31, 1994, you will receive with respect to the Company's Annual Incentive Plan an award for the year 1993 which will be $154,000. You will also receive, on or before March 31, 1995, a payment in the same amount. In the event of your death before either such payment is made, it will be paid to your estate.

    3. With respect to the Long-Term Plan, you (or in the event of your death, your Named Beneficiary under the Long-Term Plan) will be entitled to receive the values of your Long-Term Award Opportunities for the Long-Term Plan's 1991-1993 Performance Period, its 1992-1994 Performance Period and its 1993-1995 Performance Period. Such values will be as determined and calculated in accordance with the terms of the Long-Term Plan and (if applicable) its trust agreement; they will be prorated (as they pertain to the Long-Term Plan's 1992-1994 and 1993-1995 Performance Periods) to reflect your December 31, 1993 employment termination date; and such values will be paid if and when they are distributed under the Long-Term Plan and (if applicable) its trust agreement. In addition, you or your Named Beneficiary will be entitled to a distribution of the value of your account established under said trust agreement with respect to the Long-Term Plan's 1990-1992 Performance Period when and to the extent such distribution is made in accordance with the terms of said trust agreement.

    4. Your accounts in the Company's Savings Plan and the American-Standard Employee Stock Ownership Plan (the "ESOP") are fully vested and your rights and interests therein will be governed by their respective terms. Contributions to such accounts will cease as of your December 31, 1993 employment termination date.

    5. Your benefit under the Company's Retirement Plan accrued through its June 30, 1988 termination date is fully vested in accordance with the terms of the Retirement Plan, payable through a monthly annuity from Aetna Life Insurance Company.

    6. Your benefit under the Company's Executive Supplemental Retirement Benefit Program (the "SERP"), accrued through your December 31, 1993 employment termination date, is also fully vested and will be paid to you in the form of a lump-sum settlement calculated as specified in the SERP, no later than December 31, 1993; provided that, in the event of your death before receipt of such lump-sum settlement, in place thereof your surviving spouse (if any) shall receive, in the form of a lump-sum payment, the amount specified in Article IV, Section 4 of the SERP.

    7. Through December 31, 1995 you will continue to have active employee participation under the Company's Flexible Benefit Program, reduced to the extent of any similar benefits made available to you from another employer. Thereafter, you will have retiree life insurance coverage, and you may elect retiree medical coverage, under the terms then in effect of the Flexible Benefit Program. In addition, you will have Company-provided executive retiree life insurance coverage and the life insurance coverage provided in accordance with the terms of the Company's Estate Preservation Plan for Executive Officers.

    8. Commencing on January 1, 1994 and continuing through December 31, 1995, you will be a consultant to the Company and its affiliates. In that role, you will receive a consulting fee, payable to you on a monthly basis commencing in January 1994 and continuing through December 1995, at the rate of $29,583 per month, all such payments being subject to your continuing compliance with your duties and obligations under this letter agreement. In the event of your death before all such monthly payments are made, all remaining consulting fee payments shall be made in a single lump sum to your surviving spouse or to your estate if your spouse does not survive you. (None of such consulting fee payments will be treated as compensation for purposes of the Company's Savings Plan, the ESOP, the SERP or for purposes of any other benefits based on compensation.) During such consulting period, you will be required to perform consulting services consistent with customary parctices, in all respects as an independent contractor, only as and when reasonably requested by the Company's President and subject to your reasonable time contraints, in which case you will be reimbursed by the Company, upon your presentation of appropriate documentation in accordance with the Company's expense reimbursement policies, for travel, meal and lodging expenses incurred in your performance of consulting services as so requested.

    9. You shall have the election specified in Section 2.2(c) of your Stockholder Agreement dated as of July 7, l988, as amended, with Kelso ASI Partners, L.P., Holding and the other parties thereto (the "Stockholder Agreement") with respect to the Purchase Price (as defined in the Stockholder Agreement) of the 60,000 shares of Holding common stock issued to you pursuant to the Stockholder Agreement, all of which shares shall be repurchased by the Company or Holding as of your December 31, 1993 employment termination date. Payment of such Purchase Price shall be made to you or your estate in accordance with the terms of said Stockholder Agreement, including Section 4 thereof and the Schedule of Payment Priorities as from time to time in effect thereunder.

   10. You shall at all times retain in confidence, and you shall not disclose or comment upon any proprietary or confidential information or materials of the Company and its affiliates that are in your knowledge or possession, including (without limitation) any information concerning the Company's management, business operations, financial conditions, capital and credit arrangements or any projections, forecasts or plans with respect to any of the foregoing, all of which are strictly confidential and proprietary to the Company.

   11. Throughout the consulting period specified in 8 above, you shall not, directly or indirectly, perform or undertake to perform any services of any nature, as principal, employee, agent, consultant, independent contractor or otherwise, for any party which competes with any business activity currently being conducted by the Company or any of its affiliates. You acknowledge that the Company will suffer irreparable injury in the event of your breach of this commitment and that the Company, therefore, shall be entitled to obtain injunctive relief, in addition to any other damages to which it may be entitled, to restrain you from breaching or continuing any breach of such commitment.

   12. If the Company, in its sole discretion, determines that any payment to you, your estate or your surviving spouse hereunder is subject to income tax withholdings, the Company will deduct from such payment, for remittance to the appropriate taxing authority, such withholding amount as the Company, in its sole discretion, determines to be appropriate.

   13. The Company will reimburse you for the bills that you receive and submit for financial planning and tax return preparation assistance with respect to calendar years 1993 and 1994, including the preparation of your 1994 income tax returns, in each case in accordance with the same procedures for such reimbursement as are now in effect and applicable to you as an executive officer of the Company.


    The foregoing sets forth all the arrangements, payments and other benefits you will receive in full satisfaction and settlement of your rights under and interests in all of the several agreements, plans and programs referred to above and any and all other rights and obligations arising out of or in connection with your employment by the Company or any of its affiliates and the termination of such employment.

    If this letter correctly and completely sets forth your agreement with its subject matter, please indicate by signing and returning to the undersigned the enclosed copy of this letter for our files.

                                   Very truly yours,

                                   AMERICAN STANDARD INC.

                                   ASI HOLDING CORPORATION


                                   By:/s/ Adrian B. Deshotel
                                          Vice President,
                                          Human Resources


Confirmed and signed to as of
the date first above written



/s/ H. Thompson Smith